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                                                                     EXHIBIT 4.4


                                 FORM OF WARRANT

NEITHER THIS WARRANT, NOR THE SHARES REPRESENTED BY THIS WARRANT, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND THEREFORE THEY MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED UNLESS REGISTERED UNDER THE APPLICABLE PROVISIONS OF SUCH ACTS OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION FROM LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.


                                     WARRANT

        FOR VALUE RECEIVED, UNITED GOLF PRODUCTS, INC., a Delaware corporation (the "Corporation"), hereby grants to ______________ or his assigns ("Holder"), the right to purchase from the Corporation _____________ (_______) shares of the Common Stock of the Corporation (the "Warrant Shares"), subject to the following terms and conditions:

        1. TERM. Except as provided below, this Warrant may be exercised in whole, or in part, at any time from the date of issuance of this Warrant through _____________, (the "Exercise Period").

        2. PURCHASE PRICE. The purchase price for each share of the Corporation's Common Stock purchasable hereunder shall be __________ ($____) U.S. (the "Warrant Exercise Price").

        3. EXERCISE OF WARRANT. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time before the end of the Exercise Period by the surrender of this Warrant at the office of the Corporation, at its principal office in Chatsworth, California (or such other office or agency of the Corporation as it may be designated by notice in writing to the Holder at the address of the Holder appearing on the books of the Corporation) either (a) accompanied by payment in full of the amount of the aggregate purchase price of the Warrant Shares in cash or by certified check, or any combination thereof; or (b) if in connection with a registered public offering of the Corporation's securities, accompanied with notice of arrangements reasonably satisfactory to the Corporation for payment to the Corporation either by check or from the proceeds of the sale of shares to be sold by Holder in such public offering of an amount equal to the then applicable Warrant Exercise Price per share multiplied by the number of Warrant Shares then being purchased. The Corporation agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and in any event within fifteen (15) business days after receipt of this Warrant by the Corporation; and that Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above. Unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to Holder hereof as soon as practicable, and in any event, within such fifteen (15) business day period.

        4. FRACTIONAL INTEREST. The Corporation shall not be required to issue any fractional shares up on the exercise of this Warrant.



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        5. WARRANT CONFERS NO RIGHTS OF SHAREHOLDER; DELIVERY OF FINANCIAL
INFORMATION. The Holder shall not have any rights as a shareholder of the Corporation with regard to the Warrant Shares prior to actual exercise resulting in the purchase of the Warrant Shares. So long as the Holder owns of record (assuming the exercise of this Warrant) shares of the Corporation's capital stock equal to or exceeding fifty percent (50%) of the number of Warrant Shares, until an underwritten Initial Public Offering ("IPO") pursuant to an effective registration Statement under the Securities Act, covering the offering and sale of shares of the Corporation's Common Stock, the Corporation shall deliver to Holder (i) within one hundred twenty (120) days after the end of the fiscal year of the Corporation, a consolidated balance sheet of the Corporation as of the end of such year, and a consolidated statement of income, retained earnings and cash flows for such year, which year-end financial reports shall be in reasonable detail and certified by independent public accountants selected by the Corporation; and (ii) within forty-five (45) days after the end of each fiscal quarter other than the most recent fiscal quarter, unaudited consolidated statements of income, retained earnings and cash flows for such quarter and a consolidated balance sheet as of the end of such quarter. In addition, the Corporation shall deliver to Holder any other information or data provided to the Common Stock shareholders of the Corporation.

        6. INVESTMENT REPRESENTATION. Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or under the California Corporate Securities Law of 1968. Holder acknowledges by acceptance of this Warrant that (a) it has acquired this Warrant for investment and not with a view toward distribution or resale thereof; (b) it has a pre-existing personal or business relationship with the Corporation, or its executive officers, or by reason of its business or financial experience it has the capacity to protect its own interests in connection with the transaction; and (c) it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view toward distribution or resale thereof, and such Warrant Shares will not be registered under the Securities Act and applicable state securities laws, and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws or, based on an opinion of counsel reasonably satisfactory to the Corporation, an exemption from such registration and qualification is available. Holder, by acceptance hereof, consents to the placement of the following restrictive legend, or similar legend, on each certificate to be issued to Holder by the Corporation in connection with the issuance of such Warrant Shares:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITIES, OR (B) THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY FURTHER QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW."



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        7. STOCK FULLY PAID, RESERVATION OF SHARES. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant and Common Stock will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Corporation agrees at all times during the Exercise Period to have authorized and reserved, for the exclusive purpose of issuance and delivery upon exercise of this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented hereby.

        8. ADJUSTMENT OF WARRANT EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The number and kind of securities purchasable under the exercise of the Warrant, and the Warrant Exercise Price, shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

               a. RECLASSIFICATION OR MERGER. In any case of any reclassification, change or conversion of securities of the class issuable upon exercise of this Warrant (other than a change in the par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is a continuing corporation, and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Corporation, the Corporation, or such successor or purchasing corporation, as the case may be, shall execute a new Warrant (in form and substance satisfactory to Holder), providing that the Holder shall have the right to exercise such new Warrant and, upon such exercise, to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of one (1) share of Common Stock. Such new Warrant shall provide for adjustment that shall be as nearly equivalent as may be practicable to the adjustment provided for in this Section 8. The provisions of this subsection 8.a. shall similarly apply to successive reclassifications, changes, mergers and transfers.

               b. SUBDIVISIONS OR COMBINATIONS OF SHARES. If the Corporation at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the Warrant Exercise Price, and the number of Shares issuable upon exercise hereof shall be proportionately adjusted.

               c. STOCK DIVIDENDS. If the Corporation at any time while this Warrant is outstanding and unexpired shall pay a dividend payable in shares of Common Stock (except as a distribution specifically provided for in the foregoing subsections 8.a. and 8.b., then the Warrant Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of Warrant Shares subject to this Warrant shall be proportionately adjusted.

               d. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets,



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consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 8., and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.

               e. NOTICE OF ADJUSTMENTS. Whenever the Warrant Exercise Price and the number of Warrant Shares shall be adjusted pursuant to the provisions hereof, the Corporation shall within fifteen (15) business days after such adjustment deliver a certificate signed by its Chief Financial Officer to the Holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Exercise Price and the number of Warrant Shares, after giving effect to such adjustment.

        9. ADDITIONAL RIGHTS. Unless the Corporation provides Holder with advance notice of the terms and conditions of a proposed transaction as described below, the Corporation will not (a) sell, lease, exchange, convey or otherwise dispose of all or substantially all of its property or business; or
(b) merge into or consolidate with any other corporation (other than a wholly-owned subsidiary of the Corporation, or effect any transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Corporation is disposed; provided, that the obligation of the Corporation to give notice to the Holder under this Section 9 shall terminate at the termination of the Exercise Period.

        10. REPRESENTATIONS AND WARRANTIES. This Warrant is issued and delivered on the basis of the following:

               a. CORPORATE AUTHORIZATION. This Warrant has been duly authorized and executed by the Corporation, and when delivered will be the valid and binding obligation of the Corporation, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or general principles of equity and equitable remedies (whether in a proceeding at law or in equity).

               b. WARRANT AUTHORIZATION. The Warrant Shares have been duly authorized and reserved for issuance by the Corporation and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

               c. CERTIFICATE OF INCORPORATION. The rights, preferences, privileges and restrictions granted to or imposed upon the shares of Common Stock and the Holder are as set forth in the Corporation's Certificate of Incorporation, as amended, a true and complete copy of which has been delivered to the original Warrant Holder.

               d. RESERVATION OF SHARES. The Warrant Shares issuable under this Warrant have been duly authorized and reserved and, when issued in accordance with the terms of this Warrant and the Corporation's Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.



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               e. DELIVERY. The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Corporation's Certificate of Incorporation or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Corporation, and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Corporation is a party, or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency, or other person, other than the filing of a notice with the California Department of Corporations pursuant to Section 25102(f) of the California Corporations Code.

        11. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

        12. DESCRIPTIVE HEADINGS. The headings used herein are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.



Dated:  ______________                      UNITED GOLF PRODUCTS, INC.


                                            By:_________________________________
                                               (Signature)

                                               _________________________________
                                               (Name and Title)